Exhibit 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Conflicts Committee

    of the Board of Directors

Targa Resources GP LLC,

    in its capacity as General Partner of Targa Resources Partners LP

1000 Louisiana St, Suite 4300

Houston, Texas 77002

The Conflicts Committee:

We hereby consent to the inclusion of our opinion letter, dated November 2, 2015, to the Conflicts Committee of the Board of Directors of Targa Resources GP LLC (“TRP GP”) as Annex C to, and reference thereto under the headings “SUMMARY — Opinion of the Financial Advisor to the TRP GP Conflicts Committee” and “THE MERGER — Opinion of the Financial Advisor to the TRP GP Conflicts Committee” in, the joint proxy statement/prospectus relating to the proposed merger involving Targa Resources Partners LP and Targa Resources Corp. (“TRC”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of TRC (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

December 3, 2015